Exhibit 10.8

DexYP Severance Program
Executive Vice Presidents and Above

Effective January 1, 2018

Contents

Introduction to your EVP Severance Program	1

Eligibility	1

Separations	3

Severance Pay and Other Benefits	5

Section 409A	8

Administrative Information	8

Your Rights Under ERISA	10

Miscellaneous	13

Appendix A	17

Introduction to your EVP Severance Program

The DexYP Severance Program for Executive Vice Presidents and Above (the “EVP Plan” or “EVP Severance Program”) as amended and restated herein is effective January 1, 2018 (the “Effective Date”), and shall continue in effect (as it may be further amended from time to time) until terminated as hereinafter provided.

The EVP Severance Program provides you with severance pay and certain other benefits if you separate from service with the Company under specific circumstances described in this plan document and summary plan description.

About this document

This summary plan description (“SPD”) describes the Severance Benefits available to eligible employees who experience a Qualifying Separation (as defined under “Separations”) on or after the Effective Date.

The EVP Severance Program as set forth in this document supersedes all pre-Effective Date versions of any DexYP severance program for executive vice presidents and above and all related predecessor plans, policies or programs that purport to provide severance or separation pay or benefits to employees at the level of Executive Vice President and above maintained by Dex Media, Inc.; Dex Media Holdings, Inc.; SuperMedia Inc.; YP Holdings, LLC; or their respective Affiliates (as defined under “Miscellaneous”) or predecessors.

This SPD can help you better understand and use your benefits. It is intended to comply with U.S. Department of Labor requirements and other applicable federal laws and applicable state laws. The EVP Plan is not intended to supersede any written Employment Agreements (as defined below) of the Company to the extent such agreements exist. This document is intended to constitute both the EVP Plan’s written plan document and the summary plan description under ERISA.

References to the “Company” in this SPD mean Dex Media Holdings, Inc., d.b.a. DexYP, and its subsidiaries that are Participating Companies in the EVP Plan. In addition to Dex Media Holdings, Inc., the term Participating Companies includes Dex Media, Inc.

References to “you” or “your” refer to a covered employee only. Other terms have the meaning specified in this
SPD. Such terms appear in bold face throughout the text.

EVP Severance Program contacts

Contact the Dex Media Severance Administration Team via email at AskHR@dexyp.com for:

•	Information on how the EVP Plan works

•	To verify eligibility for Severance Benefits (as defined under “Severance Pay and Other Benefits”), as defined below

•	To ensure your completed Legal Release (as defined under “Eligibility” section) has been received by the Company

Eligibility

You are eligible under this EVP Plan if...

You are employed directly by a Participating Company, have at least one (1) day of service, and meet all of the following Eligibility Criteria:

•
Immediately prior to the date of your separation from service (the “Termination Date”) you are a regular, full-time employee of the Company serving in a position of Executive Vice President, or a more senior position (hereinafter referred to as an “EVP”);

•	Your employment is terminated due to a Qualifying Separation;

•
You promptly return all property of the Company and pay all amounts, if any, that you owe to the Company or agree to have all such amounts deducted from the Severance Benefits to be paid under the EVP Severance Program;

•
You timely execute and return a general legal release in such form and containing such terms and conditions as may be required by the Company (the “Legal Release”), within sixty (60) days of the Termination Date and do not revoke such release within the time permitted under applicable state or federal law, and reaffirm in writing in the Legal Release your obligations under any existing agreements or commitments concerning non-competition, non-solicitation, non-disparagement, confidentiality, trade secrets and intellectual property (collectively, “Company Protection Obligations”); provided that if you are not bound by such Company Protection Obligations as of the Termination Date, the Company may require that the Legal Release include Company Protection Obligations to which it requires newly-hired EVP’s to commit prior to their employment with Company; and

•	You are not in one of the excluded categories listed below.

You are not eligible under this EVP Plan if...

•	You are not included within the Eligibility Criteria as described above.

•	You voluntarily terminate your employment, except under circumstances that constitute Good Reason (as defined under “Separations”).

•	You are terminated by the Company for Cause (as defined under “Separations”).

•	You are an employee who is subject to an employment agreement with the Company that does not provide for participation in the EVP Plan.

•	Your employment is terminated due to retirement, death or disability.

•	You are a temporary, project, supplemental, contract, seasonal, occasional, or contingent employee, or any other individual retained for a fixed duration.

•	You are classified by the Company as an independent contractor or consultant, regardless of what any other person or authority may determine about your employment status.

•	You are a service provider whose pay is reported on Internal Revenue Service (IRS) Form 1099 rather than IRS Form W-2, without regard to any retroactive change in such reporting.

•	You are paid through the accounts payable system rather than the payroll system of the Company.

•	You are paid by either a third-party temporary services company (a temp agency) or a third-party service provider that is not a Participating Company.

•
You are retained by the Company under a contract or agreement that specifies that you are not eligible for benefits under Company-provided severance plans, or that you are not eligible to participate in this EVP Plan.

•	You are on an approved long-term disability (LTD) when your employment terminates.

•	You are on an unapproved absence from work when your employment terminates.

•	You refuse to work during your notification period when asked to do so.

If you are included in one or more of the ineligible classifications listed above, you will not be covered by the EVP Severance Program for the period in which you are included in the ineligible classification, regardless of any retroactive change in your classification by or pursuant to an order of any governmental or other authority (such as a court or the IRS).

In addition, if the Company determines that you have: (a) violated a Company Protection Obligation or otherwise violated any of the terms and conditions of the Legal Release you execute following your Termination Date, (b) violated any of the terms and conditions of any other material agreement between you and the Company, or (c) otherwise engaged in conduct that may adversely affect the Company’s reputation or business relations, you will not be eligible to participate in the EVP Severance Program, and you will be liable for reimbursing the Company for any Severance Benefits previously received pursuant to the EVP Severance Program. Such determinations are made in the sole discretion of the Company as an employer and not as a fiduciary decision.

When eligibility ends

Eligibility ends when your employment with the Company ends for any reason (including retirement or death), or when you transfer to or otherwise become a member of an ineligible class described in the “You are not eligible under this EVP Plan if” section above.

Separations

Qualifying Separations

You have a Qualifying Separation if your employment is terminated:

•
By the Company for reasons other than Cause. “Cause” means: (i) employee’s willful and continued failure substantially to perform the duties of his or her position (other than as a result of total or partial incapacity due to physical or mental illness or as a result of a termination by executive for Good Reason, as hereinafter defined), (ii) any willful act or omission by employee constituting dishonesty, fraud or other malfeasance, which in any such case is demonstrably (and, in the case of other malfeasance, materially) injurious to the financial condition or business reputation of the Company, or (iii) employee’s conviction of a felony under the laws of the United States or any state thereof or any other jurisdiction in which the Company conducts business which materially impairs the value of employee’s services to the Company. For purposes of this definition, no act or failure to act shall be deemed “willful” unless effected by employee not in good faith and without a reasonable belief that such action or failure to act was in or not opposed to the best interests of the Company.

or

•
By you for Good Reason. “Good Reason” means that the Company causes, without such employee’s consent: (a) material diminution in (i) employee’s then current title, but only if such diminution accompanies a diminution in employee’s position, duties or responsibilities, or (ii) employee’s then-current position, duties or responsibilities; or (b) the assignment to employee of duties and responsibilities that are inconsistent, in a material respect, with the scope of duties and responsibilities associated with employee’s then current position; or (c) material reduction in such employee’s total compensation opportunity under any and all base salary, annual incentive, long-term incentive, stock award and other compensatory plans and programs made available to employee by Company in connection with his or her employment, except for any such reduction that reasonably proportionately adversely impacts all other similarly situated employees eligible for Severance Benefits under this EVP Plan, or (d) material relocation of employee’s principal workplace without his or her consent (for purposes of this section, “material relocation” shall mean a relocation of employee’s principal workplace by a distance that exceeds fifty (50) miles), or (e) at the time of a Change in Control, the successor or acquiring company fails or refuses to assume the obligations of the Company under this EVP Plan. Notwithstanding the foregoing, Good Reason shall be found to exist only if the employee has provided written notice to the Company of the condition giving rise to Good Reason within ninety (90) days following the occurrence of the condition giving rise to Good Reason, the Company does not cure such condition within thirty (30) days following the receipt of such notice from employee, and employee resigns within one-hundred and eighty (180) days following the initial existence of such condition.

If you indicate a willingness to be involuntarily terminated in connection with a reduction in force or similar staffing exercise, you will be considered to experience a Qualifying Separation only if you are actually selected by the Company to be involuntarily terminated. Your voluntary termination of employment at or about the time of the reduction in force will not be considered a Qualifying Separation.

Neither the EVP Plan nor the EVP Plan Administrator determines whether you will be or have been involuntarily terminated for reasons other than Cause or whether you have voluntarily terminated due Good Reason. Such determinations are made in the sole discretion of the Company as an employer and not as a fiduciary.

Ineligible separations

Your termination will not be considered a Qualifying Separation for EVP Plan purposes if:

•	You are offered a position with any DexYP company (even if such company is not a Participating Company) at or around the time the Company terminates your employment.

•	It is a voluntary termination of employment other than for Good Reason.

•
It is an involuntary termination of employment that is characterized (at the time of termination or subsequently) by the Company as a termination for misconduct or for Cause, regardless of any contrary characterization or re-characterization of your termination by any other person or governmental authority (such as a court).

•	You do not have a period of unemployment following your termination of employment with the Company. For example:

➢	You transfer or terminate employment so that you can begin another position with any of the following:

◾	The same Company.

◾
Another Related Employer (whether or not it is a Participating Company). A “Related Employer” is any corporation, partnership, joint venture or other entity in which Dex Media Holdings, Inc. or its subsidiaries directly or indirectly hold a 10% or greater ownership interest.

◾
An unrelated company or other entity that enters into a transaction with the Company (for example, in a purchase of stock or assets; a spin-off, reorganization or similar transaction; a contribution to a joint venture; or a contract to outsource a function previously performed in-house).

➢
You transfer to or become employed by any other company or entity because of or in connection with a termination of all or part of an outsourcing arrangement, whether the arrangement ends early or follows its normal course.

•
It is a voluntary or involuntary termination upon your turning down an offer of employment with an entity that enters into a transaction with the Company (for example, a purchase of stock or assets; a spin-off, reorganization or similar transaction; a contribution to a joint venture; or a contract to outsource a function previously performed in-house), or with a Company outsourcing customer or vendor.

•	You revoke your Legal Release within 7 calendar days of signing the Legal Release.

•	You refuse to continue to work for the Company during your notification period, if asked by the Company to do so.

No duplication of other severance program benefits

If you are entitled to receive a payment or benefit under this EVP Plan and you are also entitled to receive a payment or benefit under similar circumstances from the Company or an Affiliate under another plan or agreement, then the Company in its discretion may reduce the amount of the corresponding payment or adjust the corresponding benefit to which you or your estate would be entitled under this EVP Plan if and to the extent necessary or appropriate in order to avoid an unintended duplication of any such payment or benefit. The preceding sentence shall not apply to reduce any severance payment or benefit to the extent the EVP Plan Administrator determines, following application of all applicable exemptions and exclusions, that the reduction or offset would accelerate the taxation of any payment or benefit pursuant to Section 409A (as later defined under “Section 409A”).

Separation agreement and release

No benefits are payable under this EVP Plan unless you sign and deliver the Legal Release to the EVP Plan Administrator or its delegate by the earlier of (1) sixty (60) days after your Termination Date or (2) the deadline established by the Company, and you do not subsequently revoke the Legal Release.

The Legal Release is a document prepared by the Company in its capacity as your employer (and not as a fiduciary), with terms satisfactory to the Company in its sole discretion. The Legal Release will include, among other things:

•	A legally-binding release and waiver of specified claims you may have as of the date of the release relating to your employment, which will be set forth in the document.

•	A deadline for delivery of the Legal Release.

•	Other provisions as the Company deems necessary or appropriate to protect its reasonable business interests, such as commitments regarding confidentiality, non-solicitation and non-competition.

The Company may use different forms of Legal Releases from one business unit or Participating Company to another and from one employee to another, as determined by the Company in its sole discretion as an employer (and not as a fiduciary).

Severance Pay and Other Benefits

Overview

You will forfeit your right to severance pay and other benefits if you do not sign and deliver the Legal Release at the time and in the manner required by the EVP Plan.

You must satisfy the EVP Severance Program’s eligibility requirements, experience a Qualifying Separation, sign and deliver the Legal Release at the time and in the manner required by the EVP Plan, and not revoke the Legal Release, in order to be eligible for the following “Severance Benefits”:

•	Cash severance pay as described in the “Salary Continuation Severance Pay” section below.

•	Prorated and target bonus(es) as described in the “Separation Bonus Payments” section below.

•	Company provided basic life insurance coverage for up to 18 months.

•	Outplacement Service Benefits as described in the “Outplacement Service Benefits” section below.

Salary Continuation Severance Pay

Your cash severance pay is the amount described in the “Salary Continuation Severance” section of Appendix A, as applicable. The Company will commence severance payments to you within 60 days after your Termination Date or as soon thereafter as administratively practicable, and not before the eighth calendar day following your delivery of the timely signed Legal Release. Severance payments are made in equal installments for the period specified in Appendix A on the Company’s regular payroll schedule as in effect from time to time. If the 60-day period for your release consideration stretches across two calendar years, then any Salary Continuation Severance payments that would have been paid after the eighth calendar day following your delivery of the timely signed Legal Release and before the end of the calendar year in which you terminate will be paid instead in a lump sum on the first payroll date occurring in the subsequent calendar year.

Separation Bonus Payments

Your separation bonus payment is the amount described the “Target Bonus Severance,” “Target Change in Control Bonus Severance,” and “Pro-rata Bonus Payment” sections of Appendix A, as applicable. Any separation bonus payment shall be made as follows:

•
The Target Bonus Severance or Target Change in Control Bonus Severance, as applicable, will be paid in equal installments for the same period and at the same time as the Salary Continuation Severance, described above.

•
The Pro-rata Bonus Payment will be paid in a lump sum in the calendar year after the calendar year containing your Termination Date (generally at the same time bonuses are otherwise paid under the applicable bonus program).

The Company shall withhold from any Severance Benefits hereunder any federal and state income and payroll taxes as required by applicable law.

Outplacement Service Benefits

You will receive Outplacement Services Benefits at no cost to you for the period described in Appendix A. This service is offered through external professionals in the outplacement field who will help you find and make the transition to a position with another company, become self-employed or work as a consultant. This service can give you the competitive advantage you need to find your next position in today’s market, by helping you to understand the new opportunities and pitfalls of a modern day job search; teaching you how individuals are learning about and landing opportunities today; and offering proven career strategies that could potentially shorten your job search. Outplacement Service Benefits may include:

•	One-on-one consulting

•	Developing resumes

•	Interviewing techniques

•	Networking tips

•	Career Resource Network (CRN) online tools and resources

•	Job leads and job development

•	Access to SkillSoft courses

•	Strategies for negotiation and evaluating job offers

COBRA and other benefits after your employment terminates

Following your termination of employment, you are not eligible to participate in any Company health and welfare or retirement benefit plans except as specifically provided in such plans or as required by COBRA rules or other applicable law. This is true even if you experience a Qualifying Separation, and even if you sign and deliver the Legal Release at the time and in the manner required by this EVP Plan.

If you have a vested benefit in a 401(k) or pension program, that benefit will be paid according to the provisions of the applicable plan.

With respect to group health plan benefits (e.g., medical, prescription drug, dental, vision, EAP, and health care flexible spending account), you and your covered dependents will have access to continuation coverage as required by applicable COBRA rules. You will be responsible for paying the full cost of your COBRA coverage.

With respect to other types of insurance, you may be able to arrange for post-termination insurance coverage in certain circumstances by contacting the insurance carrier, administrator or vendor.

Contact information for the administrators and vendors for the Company benefit programs is listed in the chart below.

Benefit Plan	Administrator/ Vendor	Phone Number	Web Address
Pension	Mercer (former Dex One and former Dex Media)	888-867-5963	http://www.mypensioncenter.com/DexMedia
	Milliman (former SuperMedia)	866-767-1212	http://millimanbenefits.com
Savings/401(k)	Fidelity	800-835-5095	http://www.netbenefits.com
Health benefits through COBRA	DexYP COBRA Center	866-206-5751	https://www.mybenefits.WageWorks.com
Life Insurance	MetLife	800-638-6420	www.metlife.com/mybenefits
Accident Insurance and Critical Illness Insurance	MetLife	800-638-6420	www.metlife.com/mybenefits
Home & Auto Insurance	MetLife, Group Policy No: 0002021821	800-438-6388	https://autohome.metlife.com
	Travelers, Group Policy No: 62640	888-695-4640	https://pijas.travelers.com/affinityhome/affinit yHome.html?sponsor=dexmedia
	Liberty Mutual, Group Policy No: 113377	800-524-9400	http://www.libertymutual.com/dexmedia

Benefit Plan	Administrator/ Vendor	Phone Number	Web Address
Group Legal Insurance	ARAG North America, Group Policy No: 17842	800-247-4184	https://www.araglegalcenter.com
Pet Insurance	Veterinary Pet Insurance (VPI), Group Policy No: 2822	877-738-7874	http://www.petinsurance.com/dexmedia
Tuition Assistance	EdLink/EdAssist	800-732-2235	http://tamsonline.org/dexmedia
Career Services	Lee Hecht Harrison	888-899-9306	http://www.LHH.com

Section 409A

The EVP Plan is intended to be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). The EVP Plan will be interpreted and administered consistently with this intent. Any installment payment will be treated as a series of separate payments for purposes of Section 409A and the exceptions thereunder. In no event will any payment be made hereunder later than the end of the second calendar year following the year in which you terminated employment with the Company. If your Severance Benefits are subject to Section 409A and the period for your release consideration stretches across two consecutive calendar years, then to the extent necessary to comply with Section 409A, the payment will be delayed until the later calendar year.

In addition, if the EVP Plan Administrator determines in accordance with Sections 409A and 416(i) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder that (a) an EVP is a Key Employee of the Company on his or her Termination Date and (b) following application of all applicable exceptions and exclusions under Section 409A, a delay in all or a portion of the Severance Benefits (“409A Delay Amount”) provided under this EVP Plan is necessary in order to comply with Code Section 409A(a)(2)(B), then any such 409A Delay Amount shall be delayed for a period of six (6) months following the EVP’s Termination Date (such delayed distribution period referred to herein as the “409A Delay Period”). In such event, any 409A Delay Amount that would otherwise be due and payable to the EVP during the 409A Delay Period shall be paid to the EVP in a lump sum amount within the first five calendar days of the month immediately following the end of the 409A Delay Period. For purposes of this provision, the term “Key Employee” shall mean an employee who, on the EVP Plan’s Identification Date, is a key employee as defined in Section 416(i) of the Code without regard to paragraph (5) thereof. For purposes of this provision, the term “Identification Date” shall mean each December 31. If an EVP is identified as a Key Employee on an Identification Date, then the EVP shall be considered a Key Employee for purposes of this EVP Plan during the period beginning on the first April 1 following a particular Identification Date and ending on the following March 31.

For purposes of this EVP Plan, the term “separation from service” has the meaning set forth in Section 409A and the regulations issued thereunder.

Administrative Information

This section contains important information about how your benefits are administered and funded.

Plan name/identification

The EVP Plan is an employer-sponsored welfare benefit plan governed by the Employee Retirement Income Security Act of 1974, as amended (ERISA). The official EVP Plan name is the “DexYP Severance Program for Executive Vice Presidents And Above” and it is part of the DexYP Severance Program. The purpose of the EVP Plan is to provide Severance Benefits to eligible employees. The plan number for the DexYP Severance Program, of which the EVP Plan is a component is 513.

Plan Sponsor	Dex Media Holdings, Inc. 2200 West Airfield Drive P.O. Box 619810 D/FW Airport, Texas 75261 EIN: 13-2740040
EVP Plan Administrator (named fiduciary)	Dex Media Holdings, Inc. Employee Benefits and Asset Management Committee 2200 West Airfield Drive P.O. Box 619810 D/FW Airport, Texas 75261 972-453-7000
Initial Claims Administrator	Dex Media Severance Administration Team 2200 West Airfield Drive P.O. Box 619810 D/FW Airport, Texas 75261 972-453-7000
Participating Companies	Dex Media Holdings, Inc. and Dex Media, Inc. are Participating Companies.
Agent for Service of Legal Process	CT Corporation System 350 North St. Paul Suite 2900 Dallas, Texas 75201 Service of legal process may also be made upon the EVP Plan Administrator.
EVP Plan Year	January 1 through December 31

Authority of the EVP Plan Administrator

The Company’s Employee Benefits and Asset Management Committee shall serve as the administrator of the EVP Plan (the “EVP Plan Administrator”) for all purposes, including serving as named fiduciary of the EVP Plan under ERISA. Contact information for the EVP Plan Administrator is included in the EVP Plan “Administrative Information” section of this EVP Plan. Any member of the Company’s Employee Benefits and Asset Management Committee shall recuse himself or herself from consideration of the application of this EVP Plan to them.

The EVP Plan Administrator has complete discretionary authority to administer and interpret the EVP Plan and to decide any and all matters arising under the EVP Plan, including, without limitation, the right and authority to:

•	Make findings of fact.

•	Determine eligibility for participation, benefits and other rights under the EVP Plan and to decide all claims under the EVP Plan.

•	Determine whether any election or notice requirement or other administrative procedure under the EVP Plan has been adequately observed.

•	Determine the proper recipient, and the amount, of any EVP Plan benefits.

•	Remedy possible ambiguities, inconsistencies or omissions by general rule or particular decision.

•	Otherwise interpret the EVP Plan in accordance with its terms.

The EVP Plan Administrator may delegate any or all of its authority and responsibilities under the EVP Plan. To the extent the EVP Plan Administrator delegates its administrative powers or duties to any other individual or entity (including the Initial Claims Administrator), such individual or entity shall have the discretionary authority, as described above, to exercise such powers or duties.

The EVP Plan Administrator (and, to the extent applicable, its delegate) has full and absolute discretion in the exercise of each and every aspect of its authority under the EVP Plan. Notwithstanding any provision of law or any explicit or implicit provision of this document or any action taken, or ruling or decision made, by the EVP Plan Administrator in the exercise of any of its powers and authorities under the EVP Plan, all actions, rulings and decisions shall be binding, final and conclusive as to all parties other than the Company, including without limitation all employees and dependents, regardless of whether the EVP Plan Administrator or one or more of its members may have an actual or potential conflict of interest with respect to the subject matter of the action, ruling, or decision. No final action, ruling, or decision of the EVP Plan Administrator (or the Initial Claims Administrator) shall be subject to de novo review in any judicial proceeding; and no final action, ruling, or decision of the EVP Plan Administrator (or the Initial Claims Administrator) may be set aside unless it is held to have been arbitrary and capricious by a final judgment of a court having jurisdiction with respect to the issue.

Funding and source of contributions

Severance pay and benefits are provided solely from the Company’s general assets, and the right of any person to receive the benefits provided by the EVP Plan shall be solely an unsecured claim against the general assets of the Company. No portion of the EVP Severance Program is funded.

The Company has the absolute right in its discretion to transfer or assign its obligations to provide benefits under this EVP Plan to another entity in connection with a transaction in which the Company transfers all or a portion of a business unit or an outsourcing arrangement, joint venture or other business transaction. The Company is not required to establish any special fund or trust for purposes of paying benefits under the EVP Severance Program.

Your Rights Under ERISA

As a participant in the EVP Severance Program, you are entitled to certain rights and protections under ERISA. ERISA provides that all EVP Plan participants are entitled to:

•
Examine, without charge, at the EVP Plan Administrator’s office and at other specified locations, such as worksites and applicable union halls, all documents governing the EVP Plan, including applicable collective bargaining agreements, and a copy of the latest annual report (Form 5500 Series) filed by the EVP Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

•
Obtain, upon written request to the EVP Plan Administrator, copies of documents governing the operation of the EVP Severance Program, including applicable collective bargaining agreements, the latest annual report (Form 5500 Series), and updated summary plan description. The EVP Plan Administrator may make a reasonable charge for the copies.

In addition to creating rights for EVP Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the EVP Plan. The people who operate your EVP Plan, called “fiduciaries” of the EVP Plan, have a duty to do so prudently and in the interest of you and other EVP Plan participants and beneficiaries. No one, including your employer, your union or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain without charge copies of relevant documents and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of EVP Plan documents or the latest annual report from the EVP Plan and do not receive it within 30 days, you may file suit in a federal court. In such a case, the court may require the EVP Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the EVP Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court.

If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

If you have any questions about the EVP Severance Program, you should contact the EVP Plan Administrator.

If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the EVP Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or write to:

Division of Technical Assistance and Inquiries Employee
Benefits Security Administration
U.S. Department of Labor
200 Constitution Avenue N.W. Washington,
D.C. 20210

You also may obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

If a claim is denied

Any questions concerning eligibility to participate in the EVP Severance Program and the payment of benefits under the EVP Severance Program should be directed to the EVP Plan Administrator. Disagreements about benefit eligibility or benefit amounts can arise. The Company has formal claim procedures in place for the EVP Severance Program. Neither the filing of a claim nor an appeal entitles you to a new deadline for delivering the signed Legal Release.

The chart below outlines the process that applies if you have a claim or an appeal for an EVP Severance Program benefit. You may designate an authorized representative to represent you in the proceedings. All claims for benefits under the EVP Severance Program must be submitted, in writing, to the EVP Plan Administrator within ninety (90) days following the Company’s termination of your employment.

Claims Procedure
Step 1:
How to file a claim
The EVP Plan Administrator has delegated its authority to determine initial claims to the Initial Claims Administrator. To file a claim, send a letter to:

DexYP Severance Administration Team
2200 West Airfield Drive
P.O. Box 619810
D/FW Airport, Texas 75261

You must include:
•         A description of the benefits for which you are applying.
•         The reason(s) why the benefits should be granted.
•         Relevant documentation.

When you will be notified of the claims decision	You will be notified of the decision within 90 days after the Initial Claims Administrator receives your letter (180 days, when special circumstances apply).
Failure to provide sufficient information	The Initial Claims Administrator will notify you of the deadline to submit additional information, if applicable.
How you will be notified of the claim decision
If your claim is approved, the Initial Claims Administrator will notify you in writing.

If your claim is denied, in whole or in part, the Initial Claims Administrator will notify you in writing. The written denial notice will contain the following information:
•         The specific reason(s) for the denial.
•         References to the EVP Plan provisions on which the denial was based.
•         A description of any additional material or information you need to submit to complete the claim.
•         A description of the EVP Plan’s appeal procedures and a statement regarding your right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

If a response to your claim for benefits (or notice of an extension for such decision) is not received within ninety (90) days, the claim should be considered denied and you may appeal the denial in accordance with the appeal procedure provided in this Section.

Step 2:
About appeals and exhausting your administrative rights
Before you can bring any action at law or in equity to recover EVP Plan benefits, you must exhaust this administrative appeal process. Specifically, you must file a timely appeal as explained in this Step 2 and the appeal must be finally denied by the EVP Plan Administrator or its delegate.

How to file an appeal
If your initial claim is denied and you want to appeal it, you must submit the appeal in writing to the EVP Plan Administrator or its delegate within 60 days after the date your initial claim was denied. You may review pertinent documents and submit evidence and arguments in writing to the EVP Plan Administrator or its delegate. To file your appeal, write to the EVP Plan Administrator or its delegate at the address specified on your claim denial notice.

Your appeal must include the following information:
•         A copy of the claim denial notice.
•         Your reason(s) for appealing (such as a statement of why you disagree with the denial of the claim).
•         Reference to the specific provision in the EVP Severance Program on which the appeal is based.

•         Any other information, documents, etc. that you believe support your appeal.
As part of the appeals process, you or your duly authorized representative may submit written comments, documents, records and other information related to the claim. You will be provided, upon request and free of charge, reasonable access to and copies of all documents, records, and other information (all of which must not be privileged) relevant to the benefit claim.

When you will be notified of the appeal decision
The EVP Plan Administrator or its delegate will review your appeal, taking into consideration all comments, documents, records and other information you have submitted. The EVP Plan Administrator or its delegate will notify you of its decision within 60 days receiving your appeal (120 days, when special circumstances apply).

If your appeal is approved, the EVP Plan Administrator or its delegate will notify you in writing.

If your appeal is denied, in whole or in part, the EVP Plan Administrator or its delegate will notify you in writing. The written denial notice will contain the following information:
•         The specific reason(s) for denial.
•         References to the EVP Plan provisions on which the denial was based.
•         A statement regarding documents, records and other information that you are entitled to receive on request and free of charge.
•         A statement regarding your right to bring a civil action for benefits under ERISA Section 502(a).

If a decision on appeal is not received within the periods specified above, you should consider the claim and appeal denied. If you want to file a suit under ERISA, you must do so within 180 days after your appeal is denied and the suit must be filed in the federal courts of Tarrant County, Texas.

Step 3:
How to proceed if necessary
The decision on your appeal is final. As a result, the EVP Plan Administrator or its delegate will not review your matter again. You have a right to bring a civil action if your claim is denied on appeal.

Keep in mind that before you can bring any action at law or in equity to recover EVP Plan benefits, you must exhaust the administrative claim and appeal process described above. Specifically, you must file a timely claim as explained in Step 1, file a timely appeal as explained in Step 2, and the appeal must be finally denied by the EVP Plan Administrator or its delegate. Only then may you file suit to recover EVP Plan benefits and you must do so within 180 days after your appeal is denied and the suit must be filed in the federal courts of Tarrant County, Texas.

Miscellaneous

Payment to others in the event of your death or incapacity

If you have satisfied all applicable requirements for the receipt of benefits under this EVP Plan (including delivery of the signed Legal Release) and you die before the entire amount of your cash severance has been paid in accordance with the EVP Plan, the unpaid portion of your cash severance will be paid to your estate but with no change in timing or form. If you have satisfied all applicable requirements for the receipt of benefits under this EVP Plan (including delivery of the signed Legal Release) and you are a minor, or you become physically or mentally incapacitated before the entire amount of your cash severance has been paid in accordance with the EVP Plan, the unpaid portion of the benefit will be paid to a person authorized to manage your affairs, as determined by the EVP Plan Administrator, but with no change in timing or form. This may be your legal representative or guardian, your spouse, a child, a parent or other blood relative, or someone with whom you live. Any such payment to your estate or to a person authorized to manage your affairs will completely discharge the obligation of the Company under the EVP Plan.

No assignment of benefits

Except as described under “The Company’s right of recovery” below or as required by law, your EVP Severance Program benefits belong to you and may not be sold, assigned, transferred, pledged, garnished or encumbered and shall not be liable for or subject to debts, contracts, liabilities, engagements or torts of any person. Any attempt to do so shall be void. This does not prohibit the direct deposit of EVP Plan benefits to your savings, checking or other deposit account or the payment of benefits to your estate in the event of your death or to others as described under the “Severance Pay and Other Benefits” section.

No vested rights

All terms of the EVP Plan are legally enforceable. However, the EVP Plan is not a contract of employment. Neither this EVP Severance Program nor any action taken hereunder shall be construed as: (i) giving any employee the right to continue in the employ of the Company or (ii) interfering in any way with the absolute, unfettered right of the Company to terminate any employee’s employment at any time for any reason, whether for Cause or otherwise, or with or without notice. The EVP Plan is not a guarantee of any particular benefit. No individual has a vested right to eligibility for or payment of any benefit under this EVP Plan, except for benefits which have become due and payable in accordance with the express terms of the EVP Plan.

Impact of re-employment

If you become entitled to EVP Plan benefits following your termination and you are re-employed by the Company (or by another company under circumstances that would have otherwise resulted in you not having a Qualifying Separation as described in the “Separations” section above), the special rules described below may apply. These special rules will apply only if your re-employment occurs during your Severance Benefit Period (as defined in Appendix A).

•	Any Company-paid Outplacement Service Benefits not yet rendered will immediately cease.

•	The portion of your Severance Benefits that has not been paid at the time of your re-employment will be forfeited.

Your re-employment will not affect the Legal Release you signed. Your Legal Release will remain enforceable, to the extent allowed by law.

Your Severance Benefit Period begins at the end of the month in which your employment with the Company is terminated, and spans the number of full (7-day) weeks calculated as described in Appendix A.

The Company’s right of recovery

If, for any reason, a benefit is paid that is larger than the amount allowed by the EVP Severance Program, the Company has a right to recover the excess amount from you (or from the person or agency that received or holds this benefit). This excess amount is subject to a constructive trust in favor of the Company. The person receiving or holding EVP Plan benefits must produce any instruments or papers necessary to ensure this right of recovery.

The EVP Plan Administrator is authorized to determine whether you owe any amount of money (including any amount due as the result of a benefit overpayment) to the Company or to any benefit plan maintained by the Company and, if so, to determine the precise amount you owe. If the EVP Plan Administrator determines that you owe any amount, then the amount of your severance payment(s) may be reduced by the amount you owe. The EVP Plan Administrator also shall have the authority and discretion, if the amount you owe exceeds your total Severance Benefits, to cause the amount of any other cash benefit under any other program (including, without limitation, any cash in lieu of notice) to likewise be offset by the amount you owe, to the extent it exceeds your severance payment.

The preceding paragraphs shall not apply to reduce any severance payment or benefit to the extent the EVP Plan Administrator determines, following application of all applicable exemptions and exclusions, that the reduction or offset would accelerate the taxation of any payment or benefit pursuant to Section 409A.

The Company’s right to use your social security number for administration of benefits

The Company retains the right to use your social security number for benefit administration purposes, including tax reporting. State laws which restrict the use of social security numbers for benefit administration purposes do not apply to ERISA-covered plans such as this EVP Severance Program.

Plan amendment and termination/reservation of rights

The Company has the absolute right in its discretion to amend, modify, suspend or terminate the EVP Severance Program, in whole or in part, at any time and with or without advance notice to employees. Any amendment, modification or termination of the EVP Plan must be adopted in writing by the EVP Plan Administrator.

Except as expressly provided in a particular amendment to the EVP Plan, any individual who does not complete at least one hour of active employment with the Company on or after the effective date of the amendment shall have his or her benefits, if any, determined only in accordance with the provisions of the EVP Plan as in effect before the effective date of the amendment.

If a Change in Control (as defined in Appendix A) of the Company occurs, the EVP Plan may not, without the consent of the eligible EVP(s) on the date of a Change in Control, be amended or terminated in a manner that results in a reduction or termination of any benefits payable or otherwise made available under this EVP Severance Program during the two-year period following the Change in Control. Any amendments made by the Company during the two-year period following the Change in Control will be given the maximum possible effect in any interpretation of this provision.

Notwithstanding any provisions of this EVP Severance Program to the contrary, the Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify this EVP Plan as may be advisable to endeavor to render the Severance Benefits provided under this EVP Plan in a manner which qualifies for an exemption from or complies with Section 409A of the Code; provided, however, that the Company makes no representation, and explicitly disclaims any obligation to ensure that the benefits provided under this EVP Plan will be exempt from or comply with Section 409A of the Code.

If you separate from service and receive Severance Benefits under this EVP Plan or any other Company plan, you acknowledge and understand that the Company and/or Affiliates can adopt new or modified programs or benefits in the future that may be more or less advantageous than this current EVP Plan and other Company benefit plans, depending on individual circumstances. You should not expect or assume that any new or modified programs or benefits will be extended on a retroactive basis to anyone who separates from service and receives benefits under this EVP Plan or any other Company plan.

Other Information

As used in this EVP Severance Program, reference to Affiliate(s) shall mean any individual or entity directly or indirectly controlling, controlled by or under common control with, the specified individual or entity. For purposes of this EVP Plan, the direct or indirect ownership of over fifty percent (50%) of the outstanding voting securities of an entity, or the right to receive over fifty percent (50%) of the profits or earnings of an entity shall be deemed to constitute control. Such other relationships as in fact result in actual control over the management, business and affairs of an entity shall also be deemed to constitute control.

This EVP Severance Program is governed by and shall be construed in accordance with the Internal Revenue Code, ERISA, and to the extent not preempted by ERISA, with the laws of the State of Texas.

EXECUTION

Dex Media Holdings, Inc. has caused this EVP Plan document and summary plan description for the DexYP Severance Program – Executive Vice Presidents and Above to be executed by its duly authorized officer this the              day of March, 2018.

DEXYP

By:
Debra M. Ryan, EVP - Chief Human Resources Officer

Appendix A

If you are eligible to receive benefits under this EVP Severance Program you will receive the benefits described under “Regular Severance Benefits”, below, unless your Termination Date occurs within two (2) years following a Change in Control, as defined below, in which case you shall be entitled to the benefits described under “Change in Control Severance Benefits”, below. In addition, if your Termination Date occurs after the commencement of negotiations with a potential acquirer or business combination partner but prior to an actual Change in Control, and an actual Change in Control with such acquirer or business combination partner occurs within one year after your Termination Date, then your Termination Date shall be deemed to have occurred within two years following a Change in Control and you shall be entitled to Change in Control Severance Benefits described below.

These benefits will be provided in accordance with the terms and conditions of this EVP Plan.

Regular Severance Benefits

Salary Continuation Severance	Target Bonus Severance	Pro Rata Bonus for Year of Separation under Company Bonus Plan
Installment payments equal to 78 Weeks of Pay payable in equal installments on the Company’s regular payroll schedule over a period of 78 Weeks (“Regular Salary Continuation Severance”).
One and one-half (1.5) times the employee’s target bonus under the applicable short- term incentive bonus plan in effect on the Termination Date, payable in equal installments on the Company’s regular payroll schedule over a period of 78 Weeks (“Target Bonus Severance”).

If employee has worked at least ninety (90) days of the current calendar year at the Termination Date, a prorated bonus (prorated based on number of days worked in the current year) determined in accordance with the applicable short-term incentive bonus plan in effect and actual performance for the entire performance period, payable in the calendar year following the calendar year that includes the Termination Date (generally at such time as bonuses are otherwise paid under such bonus program) (“Pro Rata Bonus Severance”).

Change in Control Severance Benefits

Salary Continuation Severance	Target Bonus Severance	Pro Rata Bonus for Year of Separation under Company Bonus Plan
Installment payments equal to 104 Weeks of Pay payable in equal installments on the Company’s regular payroll schedule over a period of 104 Weeks (“Change in Control Salary Continuation Severance”).
Two (2) times the employee’s target bonus under the applicable short-term incentive bonus plan in effect on the Termination Date, payable in equal installments on the Company’s regular payroll schedule over a period of 104 Weeks (“Target Change in Control Bonus Severance”).

If employee has worked at least ninety (90) days of the current calendar year at the Termination Date, a prorated bonus (prorated based on number of days worked in the current year) determined in accordance with the applicable short-term incentive bonus plan in effect and actual performance for the entire performance period, payable in the calendar year following the calendar year that includes the Termination Date (generally at such time as bonuses are otherwise paid under such bonus program) (“Pro Rata Bonus Severance”).

Definitions

For purposes of calculating Severance Benefits, the following definitions or applications shall be used.

Bonus. Reference to bonus or to a bonus plan means your participation in the Company’s annual short-term cash incentive plan applicable to you, if any, subject to the terms and conditions in effect immediately preceding (a) in the case of involuntary termination by the Company, any notice from the Company to you of your involuntary termination, or (b) in the case of a termination of employment by you for Good Reason, the first incidence of a condition giving rise to such Good Reason. Nothing in this EVP Plan creates any obligation of the Company to create or maintain any such bonus or bonus plan.

Change in Control. For purposes of determining whether Change in Control Severance Benefits are payable, a Change in Control shall mean the occurrence of any of the following events:

i.
Any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the “beneficial owner” (as defined in rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;

ii.
During any period of twelve (12) consecutive months, individuals who at the beginning of such period constitute the Board of Directors of the Company (the “Board”), and any new director (other than a director designated by a person (as defined above) who has entered into an agreement with the Company to effect a transaction described in subsections (i), (iii) or (iv) of this definition) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

iii.
The shareholders of the Company have approved a merger or consolidation of the Company with any other company and all other required governmental approvals of such merger or consolidation have been obtained, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 60% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (as defined above) becomes the beneficial owner (as defined above) of more than 30% of the combined voting power of the Company’s then outstanding securities;

iv.
The shareholders of the Company have approved a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, and all other required governmental approvals of such transaction have been obtained; or

v.	Any other event that would be required to be reported as a “Change in Control” on Form 8-K under the Exchange Act or which the Board determines constitutes a Change in Control.

Week of Pay. In determining salary continuation Severance Benefits a “Week of Pay” means employee’s annual base salary for one year’s service at the rate in effect immediately preceding (i) in the case of involuntary termination by the Company, any notice from the Company to you of your involuntary termination, or (ii) in the case of a termination of employment by you for Good Reason, the first incidence of a condition giving rise to such Good Reason, in either case divided by 52.

Severance Benefit Period

Your Severance Benefit Period is the number of weeks of Salary Continuation Severance you are entitled to receive in accordance with the above chart, as applicable.

Outplacement Services Benefits Period

Outplacement services are provided at no cost to you and includes assistance with career transition consulting. This benefit expires at the earliest of:

•	The date of your re-employment or death;

•	Twelve (12) months after the date of your separation from the Company; or

•	One (1) year from the date you first engage in using the outplacement service benefits.